Exhibit 99.2
Corporate Profile
Double Eagle Petroleum Co.
(NASDAQ: DBLE)

	HIGHLIGHTS
	($000s, except per share amounts)
			Percent
	Year ended	Year ended	Change
	December 31,	December 31,	Increase
	2006	2005	(Decrease)

Financial Results

Total revenues	$19,032	$20,496	-7%

Net Income	$2,109	$3,965	-47%

Fully diluted EPS	$0.24	$0.46	-48%

Operating cash flow	$10,951	$10,319	6%

Shares outstanding	8,641,104	8,590,604	1%

Reserves and Production

Oil production (Bbl)	12,729	15,470	-18%

Gas production (Mcf)	3,140,653	2,976,094	6%

Oil reserves (Bbl)	360,165	328,752	10%

Gas reserves (Mcf)	48,496,719	47,234,335	3%

Gross acres	556,389	504,899	10%

Net acres	252,962	217,410	16%

TO THE SHAREHOLDERS:
In 2006, Double Eagle had a good year with production and reserves reaching record levels. The price of natural gas was lower from the very high levels associated with the hurricanes in 2005, so our revenues and earnings were down when you consider 2006 versus 2005. However, if you look at the years 2003 through 2006, our progress becomes clear.
From 2003 through 2006, revenues and cash flow from operating activities had a compounded annual growth rate in excess of 45%. Because of all the non-cash items that we have been forced to record in the last few years, net income had a lower compounded annual growth rate of 20%. We hope to be able to continue growing our Company at similar rates in 2007.
In 2007, we anticipate being able to drill new wells in our Atlantic Rim coal bed natural gas play. By the Fall of 2003, Double Eagle had drilled the discovery well and thirteen very successful development wells in this play. The fourteen existing producers generated 54% of our total Company sales volume in 2006. We have not been allowed to drill any additional wells until a very comprehensive Environmental Study is completed. The study was started in 2001 and is anticipated to be finalized in the second quarter of 2007. We believe that drilling will begin again in July 2007. We expect, over a several year period, to be involved in up to 1,800 gross wells and 259 net wells, if this play is fully developed. In 2007, we anticipate being involved in over 100 gross wells and 30 net wells. This should significantly increase our net production and proved reserves. Double Eagle is the operator of the Catalina Unit where we expect that ten new development wells, if successful, will be on line by the fourth quarter 2007 with an additional 24 development wells, if successful, to be put on line in the first quarter 2008. Anadarko is the operator of the Sun Dog Unit where it expects to drill 69 development wells in which Double Eagle will have an interest. The timing of bringing these 69 wells on line, if successful, is not known, but I would expect them to be on line in the first quarter of 2008.
Double Eagle expects to spend $30 million in the Atlantic Rim Play with the 2007 drilling program. Our capital expenditures in all of our 2007 projects should approach $50 million. The other projects will include the deepening of Christmas Meadows and the deep test at Cow Creek Field as well as development wells at the Pinedale Anticline, Moxa Arch and South Fillmore. We also expect to participate in the drilling of at least one exploratory test in Nevada. At the start of the year, Double Eagle had an interest in over 700 producing wells that add up to just under 40 net wells. In 2007, we expect to participate in over 100 wells that would add over 30 net wells to the Company. Most of these wells will be classified as lower risk development wells that have a better chance of success than higher risk exploratory tests. We will be very busy in 2007.
The prices of oil and natural gas have remained difficult to predict. Our average sales price was $5.57 per Mcf of natural gas and $57.90 per barrel of oil during 2006. This compares to $6.62 per Mcf and $49.26 per barrel during 2005. As of December 31, 2006, we had fixed contracts on approximately 57% of our production at prices ranging from $5.42 to $6.32 per Mcf, for periods of 3 to 10 months. As our production continues to grow we will continue to assess the wisdom of locking in additional contracts.
In 2006, production volumes increased 4.8% without any additional coal bed natural gas development wells at Cow Creek Field. Our planned program in the Atlantic Rim should help us set a new record for production in 2007.
In 2006, our year-end proved reserves were estimated 3% higher than in 2005 on a natural gas equivalent basis to a record of over 50 billion cubic feet of natural gas. Netherland, Sewell and Associates, our independent engineers, reviewed over 98% of our reserves. At our current production rates, it would take over 15 years to produce our proved reserves.
We look forward to being able to finally begin to realize the potential we have seen in the coal beds in the Atlantic Rim Area. The combination of finishing up our exploratory work at Christmas Meadows and Cow Creek Deep along with development of the Atlantic Rim coal bed and the opening up of a new exploration province in Nevada will keep us very busy in 2007 and, hopefully, prove to be very profitable for all of us. As always, I thank our shareholders for their continued support.

Stephen H. Hollis
Geologist, Shareholder, CEO, President, Chairman of the Board
April 9, 2007

The Atlantic Rim Area of the Eastern Washakie Basin
In 1999, we initiated the Coal Bed Methane (“CBM”) play in the Atlantic Rim area of southwestern Wyoming. Subsequent drilling by Double Eagle, Anadarko and Warren Resources has developed 165 producing wells from the shallow coals of the Mesaverde formation. Our fourteen operated wells in the Cow Creek Unit have been very economic, and we will continue development when the Environmental Impact Study (“EIS”) is completed (expected for the second quarter of 2007 — see discussion below). We also participate in the other units operated by Anadarko and Warren, the most significant of which are currently the Doty Mountain and Sun Dog Units.
Double Eagle operates fourteen wells in the Cow Creek Field that produced 2.02 Bcf gross of natural gas in 2006, or an average of 395 Mcf/day per well. This resulted in net sales volumes to us of 1.6 Bcf in 2006, which represented 54% of our total sales volumes. We expect to continue development of the Catalina Unit, which will include the current Cow Creek Unit, when the EIS is final. In 2007, we plan to drill an additional ten wells in Pod A and 24 wells in Pod B of the Catalina Unit.
The Doty Mountain Unit is a coal bed natural gas project located six miles northeast of the Cow Creek Field with twenty-four producing wells. Double Eagle owns a 20.55% interest in the current wells in the Doty Mountain Unit, which averaged 51 Mcf/day of production per well in 2006. The participating area has expanded with the twenty-two new wells drilled in 2006 (to be hooked up in 2007).
The Sun Dog Unit is adjacent to and east of Cow Creek Field. We currently own a 4.545% interest in the twelve producing wells in Sun Dog. With the finalization of the EIS, Anadarko and Warren plan to drill an additional sixty-nine coal bed natural gas wells in this unit in 2007, changing Double Eagle’s interest in the participating area to 8.32%. In 2006, the twelve wells in the Sun Dog Unit averaged 369 Mcf/day of production per well.
The Atlantic Rim EIS
On December 1, 2006, the final EIS for the Atlantic Rim CBM Development was published in the Federal Register. The Bureau of Land Management has indicated that it intends to issue the Record of Decision in the second quarter of 2007. The Record of Decision could potentially allow the drilling of 1,800 CBM wells and 200 conventional wells, based on limits of disturbance per section and the entire EIS areas. The well count is the original well number proposed by Double Eagle, Anadarko and Warren and provides for development of the area on 80 acre spacing.
We plan to begin drilling with two rigs in July 2007 and proceed to drill, over a period of three to five years, up to 268 gross new wells (110 net new wells). Anadarko and Warren plan to start drilling with three rigs in July 2007 in the Sun Dog Unit, with the future drilling prospects in the Sun Dog, Doty Mountain, Jolly Roger, Brown Cow, Red Rim and Jack Sparrow Units supplying more than 1,500 drilling sites. The possible total wells allowed by the EIS is 1,800 gross CBM wells, which would result in approximately 259 net wells to Double Eagle’s interest.
The Atlantic Rim Area is expected to be a very busy development project for Double Eagle over the next few years, both with drilling our operated wells in the Catalina Unit and participating with the other operators in the other units in the area.

Deeper Mesaverde Production
South Fillmore Prospect
Jolly Roger Unit
Gas Pipe Line
Double Eagle Pipe Line
Doty Mt. Unit
Cow Creek Unit
Sun Dog Unit
Catalina Unit
Brown Cow Unit
Jack Sparrow Unit
Deeper Mesaverde Production

The Pinedale Anticline of the
Green River Basin
Double Eagle acquired its initial working and overriding royalty interests in the Pinedale Anticline, located in southwestern Wyoming about ten miles south of the town of Pinedale, in 1991.
In 1997, the operator drilled three new wells and applied new fracture stimulation techniques developed 20 miles south in the prolific Jonah Field. The production rates were substantially greater than with prior efforts and an aggressive development project began.
Double Eagle is continuing its participation with the operator in the development of the Mesa Field on the Pinedale Anticline. At December 31, 2006, we participated in 73 non-operated wells producing approximately 31% of our total 2006 production. Our 2006 production averaged approximately 2.6 MMcfe/day.
Fourteen new wells in which Double Eagle has an interest were drilled before winter grazing stipulations halted drilling on November 15, 2006. Seven of the new wells have been put on line and are producing, with the remaining seven to be hooked up as soon as regulations allow in 2007.
Double Eagle has an overriding royalty interest of .312% in the Mesa “A” Participating Area. There are a total of 29 producing wells that accounted for 62 MMcf of natural gas and 1,030 Bbls of oil production to our interests in 2006. Three new wells were connected in Mesa “A” in late 2006.
We have an 8% working interest in the shallow formations and a 12.5% working interest in the deep producing formations in the Mesa “B” Participating Area. There are a total of 33 producing wells that produced 596 MMcf of natural gas and 3,330 Bbls of oil to our interest in 2006. Two new wells were connected in the Mesa “B” in late 2006.
We have a 6.4% carried working interest, after payout, in the Mesa “C” Participating Area. There are a total of 11 producing wells that accounted for 248 MMcf of natural gas and 95 Bbls of oil production to our interest in 2006. Two new wells were connected in the Mesa “C” in late 2006.
At December 31, 2006, Double Eagle held working interests or overriding royalty interests in and around this developing natural gas field. It is anticipated that the Pinedale Anticline properties will continue to produce significant revenues for the Company in the foreseeable future.

The Madden Properties in the Wind River Basin of Wyoming
The Wind River Basin is the home of Wyoming’s first oil production in 1884. Since then, numerous other fields have been discovered in the Basin, including the very large natural gas accumulation at the Madden Anticline. The Madden Anticline is in central Wyoming, about 65 miles west of the town of Casper, and is approximately 20 miles long and 6 miles wide. The Madden Sour Gas Participating Area in the Madden Unit produced 10.6 Bcf of natural gas in the month of December 2006 from seven wells.
Through unitization of interests, Double Eagle now owns an interest in the Madden Sour Gas Participating Area and the sour gas plant at the Madden Field, at an initial cost of approximately $3.5 million and with an effective date of February 1, 2002. We considered this an excellent opportunity to become a part of a field that produces large amounts of natural gas. Our current interest in the play comes from a net 84.14 acres included in the 24,088 acre participating area and is 0.3493% working interest. Repayment of our gas from the effective date through October 31, 2006, is being handled through the new operator, Conoco/Phillips, while we began receiving revenues from November 1, 2006.
The natural gas at the Madden Sour Gas Participating Area is of a high sulfur content and requires processing. The sour gas processing plant at the Madden Field was built for this purpose. We acquired an equal interest in the gas plant to our interest in the field and share proportionately in the plant’s sulfur sales.
The wells in the Madden Sour Gas Participating Area are long-lived with large producing rates and reserves. The property has added approximately 6.6 Bcf of proved reserves to our holdings and we expect decades of additional production from the wells. We also own interests, which are restricted in depth and size, in over 12,000 additional acres on the Madden Anticline.

Christmas Meadows Prospect
Christmas Meadows is a structural dome in the southwest corner of the prolific Green River Basin, in Summit County, Utah. The dome is overlain by the Wyoming Overthrust Belt and the North Flank Thrust of the Uinta Mountains. In 2005, after nearly ten years of addressing various regulatory hurdles in this environmentally sensitive area, we and our partners began preparing the prospect for drilling.
Prospective formations ranged in depth from 4,000 to 23,000 feet and range in age from Mississippian to Cretaceous. The initial well was evaluated to be a high risk, high reward potential. We retained a 31.26% working interest in the well. In September 2006, the Table Top Unit #1 well was spudded, with an initial projected depth of 16,000 feet. The Unit #233 drilling rig was utilized to drill the well, and in January 2007 we penetrated the first major area of interest, the Frontier formation, followed by the Dakota. The Table Top Unit #1 well did not find rocks with sufficient permeability in the Cretaceous formation. On February 26, 2007, the drilling progress was at 15,760 feet when it was decided it would be plugged back to the base of the 9.625 inch casing that had been set at 11,393 feet. The plans are to contract a larger rig and continue down to test the Nugget sandstones at 18,000 feet.
The structural position and seismic lines that have been shot appear to support the existence of a large anticline. The dip meter data and drift while drilling suggest that the crest of the anticline is about half a mile to the southeast. We will rework the seismic with the known velocities that we penetrated in the Table Top Unit #1 well and attempt to steer the well to the crest of the anticline at the Nugget. We will also consider the possibility of attempting to drill to test the Madison carbonates at a depth of approximately 23,000 feet.
We will attempt to secure a rig for the remainder of the drilling to begin later in the year, probably no earlier than the fall of 2007.

South Fillmore Prospect in Southern Wyoming
In March 2006, we began drilling a deep Mesaverde test well on our South Fillmore Prospect. Instead of the normal 1,500—2,000 feet for our Mesaverde coal bed natural gas wells in the Atlantic Rim, this well targeted the Me-saverde formation at 8,000 feet. We are operating this well that is located about 12 miles north of the Cow Creek Field and have a 100% working interest in the first well, with an interest in any offset wells ranging from 50% to 66.67%.
At the initial South Fillmore well, a fracture stimulation of the sandstone next to the coal was successfully completed in August 2006. Rates on August 21, 2006, were 900 Mcf per day, 60 Bbls of oil per day and 444 Bbls of water per day on a 32.64 inch choke with the casing pressure of 1,000 psi and flowing tubing pressure of 200 psi. Production equipment has been assembled on the location to conduct a two week test of the well. However, as the result of severe winter weather and related equipment problems, we have been unable to complete the test to date, but do expect to do so in the second quarter of 2007.
Cow Creek Unit Deep #2, Deep Test Well on the Atlantic Rim
In June 2006, Double Eagle started drilling the Cow Creek Unit Deep #2 development well. We have an 84% interest in this well which we initially expected to drill to 12,360 feet. The well was drilled to 9,922 feet and casing was run to that point. We are reworking the seismic data with the additional well data compiled. The well bore appears to have gas zones above a depth of 5,500 feet. However, the beds below 5,500 feet were not at the highest point in the structure. If possible, we would like to be able to use this well to directionally drill to the high point in the field for the deep beds. The reworking of the seismic should help us in attempting to spot the top of the deep anticline. We expect to have a rig back on this well in 2007.
Cow Creek Unit Deep #2 and Cow Creek Field Compressor Station

Huntington Valley, Nevada
As of December 31, 2006, Double Eagle has leased 166,806 gross acres, 164,571 net acres, in the Huntington Valley in Elko and White Pine Counties, Nevada. The area appears to have excellent hydrocarbon source rock in both the Tertiary and Paleozoic rocks and high heat flow to generate natural gas, as well as certain natural gas shows incurred in limited previous drilling. There is also an indication that a mid-basin structural high area exists. Thus, this acreage position looks quite attractive to us.
Currently, Nevada has fewer than 75 oil and gas wells, with fewer than ten drilling permits issued in 2006. Thus, through December 31, 2006, our average lease cost in Nevada was less than $5 per acre. With targeted depths of under 10,000 feet, drilling costs will be lower than many of the deeper exploration projects undertaken in other states.
Several other companies have also acquired acreage in Nevada, and some have announced drilling plans for the near future. We believe that at least one well will be drilled in the basin in 2007 by another operator and that we will participate to some extent in the well.

FINANCIAL SUMMARY
(*Fiscal Year Ending August 31)

	2006	2005	2004	2003	2002*
	(In thousands, except well and acreage data)
Balance Sheet Data
Total assets	$64,406	$44,211	$30,969	$23,955	$9,765
Net oil and gas properties	$57,186	$38,258	$24,758	$19,303	$9,138
Working capital	$(7,006)	$(2,804)	$710	$281	$(522)
Long-term debt	$13,221	$3,000	$—	$—	$2,250
Net stockholders’ equity	$33,042	$29,778	$24,927	$19,856	$6,377
Common shares outstanding	8,641,104	8,590,604	8,488,404	8,334,404	6,069,148

Statement of Operations Information
Total revenues	$19,032	$20,496	$13,267	$6,138	$2,270
Oil and gas sales	$18,228	$20,451	$13,058	$6,081	$2,256
Net income (loss)	$2,109	$3,965	$4,028	$972	$(2,847)
Net income per fully diluted share	$0.24	$0.46	$0.47	$0.14	$(0.47)

Cash Flow Data
Net cash provided by (used in):
Operating activities	$10,951	$10,319	$7,434	$3,239	$119
Investing activities	$(22,241)	$(16,259)	$(7,377)	$(8,769)	$(5,034)
Financing activities	$10,470	$3,701	$692	$8,318	$4,923

Estimated Proved Reserves
Oil (MBbl)	360	329	278	209	183
Gas (MMcf)	48,497	47,234	34,935	22,819	11,502
MMcfe	50,657	49,207	36,603	24,073	12,600

Estimated Future Net Cash Flows from Proved Reserves
Estimated future revenue	$246,270	$400,671	$202,358	$136,525	$27,118
Estimated present value of future net cash flows before income taxes (10% discount)	$67,639	$126,776	$68,605	$56,325	$7,672
Estimated present value of future net cash flows after income taxes (10% discount)	$50,033	$91,293	$51,530	$42,841	$7,385

Well Information
Total wells drilled (gross/net)	95/9.94	103/3.77	111/11.13	38/6.29	51/5.88
Productive wells drilled (gross/net)	93/9.4	103/3.77	111/11.13	37/5.43	50/5.83
Productive wells owned at year end (gross/net)	722/39.66	626/31.49	524/27.74	421/27.72	380/22.29
Total wells operated at year end	27	26	23	22	16

Total Leasehold Acreage
Gross acres	556,389	504,899	399,113	363,598	349,714
Net acres	252,962	217,410	141,562	88,950	83,477

SELECTED FINANCIAL DATA
(*Fiscal Year Ending August 31)

	2006	2005	2004	2003	2002*
	(In thousands, except per share data)
Oil and gas sales	$18,228	$20,451	$13,058	$6,081	$2,256
Transportation revenue	523	—	—	—	—
Other	281	45	209	57	14

Total revenues	19,032	20,496	13,267	6,138	2,270

Operating costs and expenses	11,378	11,496	7,188	3,752	4,173
General and administrative	3,959	3,015	1,628	1,250	920

Operating income (loss)	$3,695	$5,985	$4,451	$1,136	$(2,823)

Net income (loss)	$2,109	$3,965	$4,028	$972	$(2,847)

Net income (loss) per fully diluted share	$0.24	$0.46	$0.47	$0.14	$(0.47)

Net cash flow from operating activities	$10,951	$10,319	$7,434	$3,239	$119

Balance Sheet Data
Total assets	$64,406	$44,211	$30,969	$23,955	$9,765
Current assets	$7,174	$5,897	$6,170	$4,021	$616
Current liabilities	$14,180	$8,701	$5,460	$3,740	$1,138
Working capital	$(7,006)	$(2,804)	$710	$281	$(522)
Total liabilities	$31,364	$14,433	$6,042	$4,099	$3,388
Net stockholders’ equity	$33,042	$29,778	$24,927	$19,856	$6,377

Stockholders’ equity per share outstanding	$3.82	$3.47	$2.94	$2.38	$1.05

	3,959	3,015	1,628	1,250	920
	11,378	11,496	7,188	3,752	4,173

Oil & Gas Sales
($000s)
Total Assets
($000s)